Pricing Supplement No. 1 dated July 19, 2000                     Rule  424(b)(3)
This pricing supplement accompanies and        File Nos. 333-15387 and 333-40766
supplements the prospectus dated June 16, 1998 and the prospectus supplement dated
July 19, 2000.

                          MIDAMERICAN ENERGY COMPANY
                               MEDIUM-TERM NOTES
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE


Principal Amount: $162,000,000
Issue Price: [ ] 100%  [X] Other: 99.774%
Authorized Denominations: [X] $1,000 and integral multiples of $1,000 [ ] Other:
Original Issue Date: July 24, 2000
Stated Maturity: August 1, 2002


Extension of Stated Maturity:  [X] MidAmerican Energy does not have the option to extend the stated maturity.
                               [ ] MidAmerican Energy does have the option to
                                   extend the stated maturity.
                                   Extension Period(s):       period(s) of [one]
                                   [two] [three] [four] [five] year(s)
                                   Final Maturity Date:

Form:  [X] The notes are book-entry notes.
       [ ] The notes are certificated notes.

[X] Fixed Rate Notes
     Interest Rate: 7.375%
     Interest Payment Dates: [ ] January 15 and July 15  [X] Other: February 1
                                 and August 1, commencing February 1, 2001
     Interest Rate Reset: [X] MidAmerican Energy does not have the option to reset the interest rate.
                          [ ] MidAmerican Energy does have the option to reset
                              the interest rate.
                              Reset Date(s):
                              Reset Formula:
     Record Dates: [ ] January 1 and July 1  [X] Other: January 15 and July 15


[ ] Floating Rate Notes
     Initial Interest Rate:  %
     Interest Rate Basis:
       [ ] Commercial Paper Rate
       [ ] LIBOR
             Designated LIBOR Page: [ ] LIBOR Reuters, page
                                    [ ] LIBOR Telerate, page
       [ ] Prime Rate
       [ ] Treasury Rate
       [ ] Other:
    Interest Reset Period: [ ] Daily  [ ] Weekly  [ ] Monthly  [ ] Quarterly
                           [ ] Semiannual beginning in    and   [ ] Annual
                               beginning in
    Interest Reset Dates:  [ ] As specified in the prospectus  [ ] Other:
    Interest Payment Period: [ ] Monthly  [ ] Quarterly  [ ] Semiannual
                             [ ] Annual
    Interest Payment Dates:
       [ ] Third Wednesday of each month  [ ] Third Wednesday of each March,
           June, September and    December
       [ ] Third Wednesday of each     and         [ ] Third Wednesday of each

       [ ] Other:
  Interest Determination Date: [ ] As specified in the prospectus  [ ] Other:
  Calculation Date: [ ] As specified in the prospectus  [ ] Other:
  Index Maturity:
  Spread: [ ] None  [ ]     basis points
  Spread Reset: [ ] MidAmerican Energy does not have the option to reset the spread.
                [ ] MidAmerican Energy does have the option to reset the spread.
                      Reset Date(s):
                      Reset Formula:

  Spread Multiplier: [ ] None  [ ]    %
  Spread Multiplier Reset:  [ ] MidAmerican Energy does not have the option to reset the spread multiplier.
                            [ ] MidAmerican Energy does have the option to reset
                                the spread multiplier.
                                  Reset Date(s):
                                  Reset Formula:
    Maximum Interest Rate: [ ] None  [ ]    %
    Minimum Interest Rate: [ ] None  [ ]    %
    Calculation Agent: [ ] Bank One Trust Company, National Association
                       [ ] Other:

 [ ] Original Issue Discount Notes
       Yield-to-Maturity:


 [ ] Amortizing Notes. An amortization schedule is attached to this pricing supplement and is incorporated in this pricing supplement by reference. N/A

Redemption:  [ ] The notes may not be redeemed prior to maturity at the option of MidAmerican Energy.
             [X] The notes may be redeemed prior to maturity at the option of
                 MidAmerican Energy. The redemption provisions are attached to this pricing supplement as annex 1.

Repayment: [X] The notes may not be repaid prior to maturity at the option of the holders.
           [ ] The notes may be repaid prior to maturity at the option of the holders.
                 Repayment Date(s): [ ] At any time  [ ] On the following dates:
                 Repayment Price:

Sinking Fund:  [X] The notes do not have the benefit of sinking fund provisions.
               [ ] The notes do have the benefit of sinking fund provisions. A schedule of mandatory sinking fund payments is attached to this pricing supplement and is incorporated in this pricing supplement by reference.

Renewal:  [X] The notes are not renewable at the option of the holders.
          [ ] The notes are renewable at the option of the holders.


Annex(es) Attached: The following annex(es) is(are) attached to this pricing supplement and is(are) incorporated in this pricing supplement by reference: None


Agent(s): [X] Banc One Capital Markets, Inc.
          [X] Chase Securities Inc.
          [ ] CIBC World Markets Corp.
          [X] Credit Suisse First Boston Corporation
          [ ] Lehman Brothers Inc.
          [ ] Morgan Stanley Dean Witter
          [ ] PaineWebber Incorporated
          [ ] Salomon Smith Barney
          [ ] Other:

Capacity of Agent(s): [ ] Agent(s)  [X] Underwriter(s)  [ ] Dealer(s)

Discount or Commission:
     [X] Discount: 0.25%
     [ ] Commission:

Principal amount of notes to be severally purchased by each Agent:


AGENT                                             AMOUNT
-------------------------------------------   --------------
   Credit Suisse First Boston Corporation      $ 81,000,000
   Banc One Capital Markets, Inc.                40,500,000
   Chase Securities Inc.                         40,500,000
    Total Principal Amount of Notes            $162,000,000
                                               ============

                                                                         ANNEX 1


                             REDEMPTION PROVISIONS

     The notes will be redeemable as a whole at any time or in part, from time to time, at the option of MidAmerican Energy Company, at a redemption price equal to the sum of (a) the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus (b) accrued interest on the principal amount thereof to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with MidAmerican Energy Company.

     "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities", or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations actually obtained by the trustee for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Banc One Capital Markets, Inc. and Chase Securities Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), MidAmerican Energy Company shall substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of the notes to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

     Capitalized terms used but not defined in this annex have the meanings given to such terms in the prospectus.